Bodisen Biotech, Inc. Approved for Listing on the American Stock Exchange, New Stock Symbol “BBC”

Trading on AMEX Begins on August 26, 2005

NEW YORK--(BUSINESS WIRE)—August 25, 2005--Bodisen Biotech, Inc. (OTCBB: BBOI, website: www.bodisen.com) announced today that its listing application dated July 7, 2005 for listing its common stock on the American Stock Exchange (“AMEX”) has been approved. Bodisen expects to commence trading on AMEX on August 26 under the new symbol “BBC”.

Ms. Qiong Wang, Bodisen’s Chairman and CEO commented, “Bodisen is very pleased with our listing on the AMEX, which we believe will reflect our status as one of the premier China-based fast growing companies listed in the US. Earlier this year, Forbes China ranked Bodisen one of top 100 growth companies in China. For years, Bodisen has provided environmentally friendly bio fertilizer products to a large target market, China’s 900 million farmers. Bodisen is focused on its shareholders as well as exemplary corporate governance, and we believe our AMEX listing will positively impact these significant interests. We look forward to another year of record earnings growth together with our institutional and individual shareholders.”

Bodisen is pleased to have selected Kellogg Capital Group, the largest specialist firm on the AMEX, as its specialist.

Bodisen has recently announced plans for a dual listing on the AIM market of the London Stock Exchange through London investment bank Charles Stanley, with Deloitte & Touche as Bodisen’s reporting accountant in order to further investor interest from European institutional investors as well as raise capital for growth.

About Bodisen Biotech, Inc.

Utilizing proprietary technologies, Bodisen sells over 60 packaged products in 3 product categories: Organic Compound Fertilizer; Organic Liquid Fertilizer; and Pesticides & Insecticides. Bodisen's organic fertilizers can be absorbed by plants within 48 hours while enriching soil conditions without the damaging effects associated with chemical fertilizers.

A Delaware company, Bodisen is headquartered in Shaanxi, China, China’s agricultural hub. The Bodisen brand is a highly recognized fertilizer brand in China. Its environmentally friendly "green" products support the mandate of the Chinese government to increase crop yields for the purpose of decreasing China's dependency on food imports. Among China's population of 1.3 billion, approximately 900 million are farmers whose incomes depend on their crop yields.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Bodisen Biotech, Inc. management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

“The AMEX approval is contingent upon the Company being in compliance with all applicable listing standards on the date it begins trading on the Exchange, and may be rescinded if the Company is not in compliance with such standards.”
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Contact:
Bodisen Biotech, Inc.
Investor Relations, 212-566-3503
info@bodisen.com

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Source: Bodisen Biotech, Inc.